EXHIBIT 23

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors

ONEOK, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-41263) on Form S-8 of ONEOK, Inc. of our report dated June 13, 2003 relating to the statements of net assets available for benefits of the Thrift Plan for Employees of ONEOK, Inc. and Subsidiaries as of December 31, 2002 and 2001, and the related statements of changes in net assets available for benefits for the years then ended and related schedules, which report appears in the December 31, 2002 annual report on Form 11-K of the Thrift Plan for Employees of ONEOK, Inc. and Subsidiaries.

/s/ KPMG, LLP

Tulsa, Oklahoma

June 26, 2003